Exhibit 5.3
May 19, 2010
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
          Re:      Pinnacle Entertainment, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
          We have acted as special Indiana counsel to Pinnacle Entertainment Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $450 million aggregate principal amount of its new 8.625% Senior Notes due 2017 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 8.625% Senior Notes due 2017 (the “Old Notes” and, collectively with the New Notes, the “Notes”).
          The Old Notes contain guarantees (the “Old Guarantees”), and the New Notes upon issuance will contain guarantees (the “New Guarantees” and, collectively with the Old Guarantees, the “Guarantees”) by certain direct and indirect subsidiaries of the Company (the “Guarantors”), including Ogle Haus, LLC, an Indiana limited liability company (“Ogle Haus”).
          In connection with this opinion, we have examined the Registration Statement and forms of the following documents provided to us (the documents identified at items a. through d. below being referred to herein collectively as the “Operative Documents”):
     a. the Indenture, dated as of August 10, 2009, among the Company, The Bank of New York Trust Company, N.A., as Trustee, and the Guarantors named therein;

May 19, 2010
Pinnacle Entertainment, Inc.
     b. the Notes;
     c. the Notation of Guaranty by the Guarantors;
     d. the Registration Rights Agreement, dated August 10, 2009, among the Company, the Guarantors, and the Initial Purchasers of the Notes identified therein; and
     e. Secretary’s Certificate dated May 19, 2010, by the Secretary of the Company as to various matters, including (a) Amended and Restated Articles of Organization of Ogle Haus, LLC, (b) the Operating Agreement of Ogle Haus, LLC dated as of October 22, 1999, and (c) Resolutions adopted by Combined Unanimous Written Consent of each of the Guarantors dated July 27, 2009 and August 7, 2009.
          For purposes of expressing our opinions herein, we have examined only the documents and certificates identified above and have made such examination of Indiana law as we have deemed relevant or necessary as the basis for such opinions. In making our examination of such documents, we have assumed that each of the Operative Documents has been duly authorized, executed, and delivered by, and constitutes the legal and valid obligation of each party thereto (other than Ogle Haus), and is enforceable against each party thereto (including Ogle Haus) in accordance with its terms. We have also assumed with respect to all documents the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified, conformed, or photostatic copies thereof. As to various questions of fact material to our opinion, we have relied upon the representations and warranties made in the Operative Documents and upon certificates of officers of the Company, without any independent verification of the completeness or fairness of the statements contained therein.
          In addition to the foregoing, in rendering these opinions, we have, without independent investigation, assumed that (i) the sole member of Ogle Haus is Belterra Resort Indiana, LLC, a Nevada limited liability company (“Belterra”), (ii) the Company is the sole member of Belterra, and is the sole party with the power to manage and direct the affairs of Belterra, (iii) the organizational documents and other limited liability company records of Ogle Haus identified at item e. above are accurate and complete and no action of Ogle Haus or Belterra that is material to the opinion expressed herein has been taken that is not reflected therein, (iv) each of Belterra and the Company is duly organized and validly existing under the laws of its jurisdiction of organization, and is qualified to do business and is in good standing in all relevant jurisdictions, (v) Belterra possesses all requisite power, capacity, and authority to act as the sole member of Ogle Haus, and to execute and deliver the Operative Documents to which Ogle Haus is a party on behalf of Ogle Haus in its capacity as sole member of Ogle Haus, (vi) the execution and delivery by Belterra, in its capacity as sole member of Ogle Haus, of the Operative Documents have been duly authorized by all requisite action on the part of Belterrra and the Company, and (vii) each of the officers of the Company who executed the Operative Documents to which Ogle Haus is a party were duly authorized to execute and deliver such

May 19, 2010
Pinnacle Entertainment, Inc.
Operative Documents to which Ogle Haus is a party on behalf of the Company in its capacity as the sole member of Belterra, in Belterra’s capacity as the sole member of Ogle Haus.
          The opinions set forth herein are based upon and limited to the laws of the State of Indiana. No opinion is expressed herein as to “Blue Sky” or securities laws of the State of Indiana or as to the substance or effect of federal laws or the laws of any jurisdiction other than the State of Indiana, and this letter should not be construed as expressing an opinion on any matters, legal or otherwise, not specifically mentioned herein.
          Based upon and subject to the foregoing and the other qualifications and limitations stated herein, we are of the opinion that the Guarantees to which Ogle Haus is a party have been duly authorized by Ogle Haus.
          We consent to you filing this opinion as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto. If required by the rules of the Commission, we consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Baker & Daniels LLP

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